Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS APRIL SAME STORE SALES GAIN OF 10%,
INCREASES Q1 2011 EARNINGS PER SHARE ESTIMATE

     Pleasanton, California, May 5, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 14% to $651 million for the four weeks ended April 30, 2011, up from $570 million for the four weeks ended May 1, 2010. Comparable store sales for the month increased 10% on top of a 3% gain in the prior year period.

     For the quarter ended April 30, 2011, sales totaled $2.075 billion, a 7% increase over the $1.935 billion in sales for the quarter ended May 1, 2010. Comparable store sales for the 13 weeks ended April 30, 2011 grew 3% on top of a very strong 10% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our robust sales gains for April that were well ahead of our expectations for a 4% to 5% increase. Our performance for both the month and the quarter benefited from our ongoing ability to deliver terrific name brand bargains to today’s value-focused customers. Dresses and Shoes were the best-performing merchandise areas for the month, while Texas and Florida were our strongest markets.”

     Mr. Balmuth continued, “Based upon our above-plan sales as well as favorable gross margin and expense trends for the first quarter, we now estimate earnings per share for the 13 weeks ended April 30, 2011 to be $1.47 to $1.48, a 27% to 28% increase over last year. We will provide detailed sales and earnings guidance for the second quarter with our first quarter earnings release and conference call on Thursday, May 19th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID# 63164060, from 8:30 a.m. Eastern time on May 5, 2011 through 8:00 p.m. Eastern time on May 6, 2011. A transcript of these comments is available in the Investors section of the Company’s website at www.rossstores.com. The Company will report May 2011 sales results on Thursday, June 2, 2011.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended April 30, 2011 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the potential impact from the macro-economic environment and uncertainty in financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2010 revenues of $7.9 billion. As of April 30, 2011 the Company operated 998 Ross Dress for Less® (“Ross”) stores and 70 dd’s DISCOUNTS® locations, compared to 967 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.